Exhibit 5.1

Nicole C. Brookshire

T: +1 617 937 2357

nbrookshire@cooley.com

June  28, 2013

Tremor Video, Inc.

53 W. 23rd St.

New York, New York 10010

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Tremor Video, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 8,496,949 shares of the Company’s Common Stock, par value $0.0001 per share, including (a) 380,198 shares of Common Stock (the “2006 Plan Shares”) pursuant to the Tremor Media, Inc. 2006 Stock Incentive Plan  (“2006 Plan”),  (b) 498,210 shares of Common Stock (the “2006 ScanScout Plan Shares”) pursuant to the ScanScout, Inc. 2006 Stock Plan (“2006 ScanScout Plan”), (c) 5,517,675 shares of Common Stock (the “2008 Plan Shares”) pursuant to the Tremor Media, Inc. 2008 Stock Plan (“2008 Plan”), (d) 767,533 shares of Common Stock (the “2009 ScanScout Plan Shares”) pursuant to the ScanScout, Inc. 2009 Equity Incentive Plan (“2009 ScanScout Plan”), and (e) 1,333,333 shares of Common Stock (the “2013 Plan Shares”) pursuant to the Company’s 2013 Equity Incentive Plan (the “2013 Plan”, and together with the 2006 Plan, the 2006 ScanScout Plan, the 2008 Plan and the 2009 ScanScout Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon our review of (a) the Registration Statement and related prospectuses, (b) the Plans, (c) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, and (d) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2006 Plan Shares, the 2006 ScanScout Plan Shares, the 2008 Plan Shares, the 2009 ScanScout Plan Shares and the 2013 Plan Shares, when sold and issued in accordance with the 2006 Plan, the 2006 ScanScout Plan, the 2008 Plan, the 2009 ScanScout Plan and the 2013 Plan, respectively, and the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

500 BOYLSTON STREET, BOSTON, MA 02116-3736  T: (617) 937-2300  F: (617) 937-2400  WWW.COOLEY.COM

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Nicole Brookshire
Nicole Brookshire, Partner